Exhibit 10.1 REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement (this “Agreement”) is made and entered into as of November 20, 2015 (the “Closing Date”), among IXYS CORPORATION (the “Borrower”), the financial institutions party to this Agreement from time to time as lenders (collectively, the “Lenders”), BANK OF THE WEST as Administrative Agent for Lenders (in such capacity, “Agent”), and KEYBANK NATIONAL ASSOCIATION as Syndication Agent.

Borrower has requested that Lenders provide a credit facility to Borrower to finance its business enterprises. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement:

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1
DEFINITIONS

1.1	Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms, when capitalized, shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

1.1.1	“Acquisition”: shall mean a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; or (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person (whether by means of merger, consolidation, combination of Borrower or a Subsidiary with another Person).

1.1.2	“Advance”: shall mean an advance to the Borrower under the credit facility described in Section 2 hereof.

1.1.3	“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

1.1.4	“Agent Indemnitees”: Agent and its officers, directors, employees, Affiliates, Agents and attorneys.

1.1.5	“Agent Professionals”: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

1.1.6	“Alternate Base Rate”: shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day or, (b) the Federal Funds Rate in effect on such day plus 0.5% or (c) the One Month LIBOR Rate (adjusted for reserves) on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate or, the Federal Funds Rate or the One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or, the Federal Funds Rate or the One Month LIBOR Rate, respectively.

1.1.7	“Alternate Base Rate Advance”: shall have the meaning set forth in Section 2.1.4(i) hereof.

1.1.8	“Applicable Law”: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

1.1.9	“Applicable Margin”: means, from time to time, the following percentages per annum (expressed in basis points) based upon the Pricing Leverage Ratio as calculated based on financial statements delivered to Agent pursuant to Section 5.1(i) and Section 5.1(ii) hereof:

			Applicable Margin	Applicable Margin
	Pricing Leverage	Applicable Margin	(Alternate Base	(Unused Commitment
Tier	Ratio	(LIBOR Advances)	Rate Advances)	Fee)
1	Less than 0.50 to 1.00	175.00	75.00	25.00

2	Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	200.00	100.00	37.50

3	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	225.00	125.00	50.00

4	Greater than or equal to 1.50 to 1.00	250.00	150.00	62.50

Any increase or decrease in the Applicable Margin resulting from a change in the Pricing Leverage Ratio shall become effective as of the date that is the earlier of: (a) the last date by which the Borrower is otherwise required to deliver the financial statements in accordance with Section 5.1(i) or Section 5.1(ii) hereof for a given period (each such date, a “calculation date”); and (b) the date that is two (2) Business Days after the date (prior to the related calculation date) on which the Borrower actually delivers the financial statements in accordance with Section 5.1(i) or Section 5.1(ii) hereof for such period; provided that the Applicable Margin in effect from the Closing Date to the date that is two (2) Business Days following receipt by Agent of the timely delivered financial statements with respect to the fiscal quarter ending December 31, 2015 shall be determined based upon Tier 2; provided further that, if any financial statements required to be delivered in accordance with Section 5.1(i) or Section 5.1(ii) hereof for any given period are not delivered to Agent on or before the related calculation date, then, at the option of Agent or Required Lenders, Tier 4 shall apply, effective on the related calculation date until two (2) Business Days after such financial statements are actually received by Agent. Notwithstanding anything in the foregoing to the contrary, in the event the Borrower or Agent determines, in good faith, that the calculation of the Pricing Leverage Ratio on which any Applicable Margin for any particular period is inaccurate and as a consequence thereof any Applicable Margin as determined based thereon was lower than it would have been had the Pricing Leverage Ratio been calculated accurately, (a) the Borrower shall promptly (but in any event no later than two (2) Business Days after the Borrower discovers such inaccuracy or is otherwise notified by Agent of such inaccuracy), deliver to Agent corrected financial statements for such period (and if such financial statements are not accurately restated and delivered within ten (10) days after the first discovery of such inaccuracy by the Borrower or such notice, as the case may be, then, at the option of Agent or Required Lenders, Tier 4 shall apply retroactively for such period until such time as the corrected financial statements are delivered and, from and after the delivery of such corrected financial statements to Agent, the corrected Applicable Margin shall apply for such period), (b) Agent shall determine and notify the Borrower of the amount of interest that would have been due in respect of any outstanding Obligations during such period had the Applicable Margin been determined based on an accurate Pricing Leverage Ratio (or, to the extent applicable, Tier 4 if such corrected financial statements were not timely delivered as provided for herein) and (c) the Borrower shall promptly pay to Agent the difference, if any, between that amount and the amount actually paid in respect of such period. The foregoing shall in no way limit the rights of Agent to impose the default interest rate specified in Section 10.4 hereof or to exercise any other remedy available at law or as provided hereunder.

1.1.10	“Assignment and Acceptance”: an assignment agreement between a Lender and Eligible Assignee in the form of Exhibit A.

1.1.11	“Bank of the West Indemnitees”: shall mean Bank of the West and its officers, directors, employees, Affiliates, Agents and attorneys.

1.1.12	“Business Day”: shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California, and in the case of LIBOR contracts, a day on which commercial banks are open for business in London, England.

1.1.13	“Cash Collateral”: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

1.1.14	“Cash Collateralize”: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations, Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

1.1.15	“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and extraordinary expenses) at any time (including after full payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Advances, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any liens, or realization upon any collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an insolvency proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

1.1.16	“Closing Date”: shall have the meaning set forth in the preamble of this Agreement.

1.1.17	“Contingent Collateral Agreement”: shall mean a contingent collateral agreement in the form of Exhibit B attached hereto.

1.1.18	“Current Liabilities”: shall mean, as of any date of determination thereof, current liabilities of the Borrower and its Subsidiaries, as determined in accordance with United States generally accepted accounting principles.

1.1.19	“Defaulting Lender”: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an insolvency proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.

1.1.20	“Default Rate”: shall have the meaning set forth in Section 10.4.

1.1.21	“Domestic Cash”: shall mean the aggregate amount of all cash maintained by the Borrower and its Subsidiaries in accounts located in the United States.

1.1.22	“EBITDA”: shall mean, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries: (a) net income (or loss) for such period, plus (b) the sum of the following to the extent deducted in determining net income for such period: (i) interest expense for such period, (ii) taxes for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash stock compensation expense for such period, and (v) extraordinary, non-recurring non-cash losses during such period, less (c) extraordinary, non-recurring non-cash gains during such period. For the avoidance of doubt, the historical financial data of acquired Subsidiaries that occurred prior to the acquisition of such Subsidiary shall not be included in the calculation of EBITDA.

1.1.23	“Eligible Assignee”: a Person that is (a) a Lender or Affiliate of a Lender; (b) any other financial institution approved by Borrower (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), Agent, Swingline Lender and Issuing Bank, which extends revolving credit facilities of this type in its ordinary course of business; and (c) during any Event of Default, any Person acceptable to Agent, Swingline Lender and Issuing Bank in their discretion.

1.1.24	“Enforcement Action”: any action to enforce any Obligations or Loan Documents or, to the extent the Contingent Collateral Agreement is then in effect, to exercise any rights or remedies relating to any collateral (whether by judicial action, self-help, exercise of setoff or recoupment, exercise of any right to act in a Loan Party’s insolvency proceeding or to credit bid Obligations, or otherwise).

1.1.25	“Environmental Claims”: shall mean all claims, however asserted, by any governmental authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

1.1.26	“Environmental Laws”: shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

1.1.27	“Environmental Permits”: shall have the meaning set forth in Section 4.12 hereof.

1.1.28	“Equity Interest”: shall mean the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

1.1.29	“ERISA”: shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

1.1.30	“Event of Default”: shall have the meaning set forth in Section 6 hereof.

1.1.31	“Expiration Date”: shall mean November 20, 2017, or the date of termination of the Lenders’ commitments to lend under this Agreement pursuant to Section 7 hereof, whichever shall occur first.

1.1.32	“Federal Funds Rate”: shall mean, for any day, the weighted average (rounded upwards, if necessary to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

1.1.33	“Fee Letter”: shall mean that certain fee letter of even date herewith by and between Agent and Borrower.

1.1.34	“Fiscal Year”: the fiscal year of Borrower ending on March 31 of each year.

1.1.35	“Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

1.1.36	“Fronting Exposure”: a Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.3.

1.1.37	“Governmental Authority”: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

1.1.38	“Guarantor”: shall mean each of IXYS USA, INC., IXYS INTEGRATED CIRCUITS DIVISION, INC. (fka, CLARE, INC.), ZILOG, INC., and IXYS LONG BEACH, INC. and any other present or future domestic Subsidiary that has total assets in excess of $10,000,000; provided, however, that the aggregate amount of assets of Borrower’s direct and indirect domestic Subsidiaries that are not guarantors shall not exceed $40,000,000 without the Agent’s prior written consent, which consent shall not be unreasonably withheld.

1.1.39	“Guaranty”: shall mean a continuing guaranty agreement of the Obligations, in form and substance reasonably satisfactory to Agent.

1.1.40	“Hazardous Materials”: shall mean all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

1.1.41	“Indebtedness”: shall mean, with respect to the Borrower or any of its Subsidiaries, all (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower or any of its Subsidiaries otherwise assures a creditor against loss, (b) obligations under capital leases, determined in accordance with United States generally accepted accounting principles as in effect on the Closing Date, for which the Borrower or any of its Subsidiaries is liable, contingently or otherwise, or in respect of which the Borrower or any of its Subsidiaries otherwise assures a creditor against loss, and (c) obligations arising under an arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been sold or otherwise transferred to such Person; provided, however, that for each of the foregoing clauses (a), (b) and (c), any indebtedness or other obligation solely between or among the Borrower and/or any of its Subsidiaries shall be excluded. The word “Indebtedness” also includes expenses incurred by Agent to enforce obligations of the Borrower under this Agreement, together with interest on such amounts as provided in this Agreement, and all other obligations, debts and liabilities of the Borrower to Agent as well as all claims by Agent against the Borrower that are now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, whether the Borrower may be liable individually or jointly with others, whether recovery upon such Indebtedness may be or hereafter may become barred by any statute of limitations, and whether such Indebtedness may be or hereafter may become otherwise unenforceable.

1.1.42	“Indemnitees”: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of the West Indemnitees.

1.1.43	“Issuing Bank”: Bank of the West or any Affiliate of Bank of the West, or any replacement issuer appointed pursuant to Section 2.2.4.

1.1.44	“Issuing Bank Indemnitees”: Issuing Bank and its officers, directors, employees, Affiliates, Agents and attorneys.

1.1.45	“LC Obligations”: the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.

1.1.46	“Lender Indemnitees”: shall mean Lenders and their officers, directors, employees, Affiliates, Agents and attorneys.

1.1.47	“Lenders”: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

1.1.48	“Letter of Credit”: shall have the meaning set forth in Section 2.2.1.

1.1.49	“Leverage Ratio”: shall mean, as of any date of determination thereof, the ratio of Total Funded Indebtedness as at such date to EBITDA for the four (4) fiscal quarters ended on such date.

1.1.50	“LIBOR Advance”: shall have the meaning set forth in Section 2.1.4(ii) hereof.

1.1.51	“LIBOR Interest Period”: means, with respect to LIBOR Advances, the period selected by Borrower commencing on the date of such LIBOR Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by Agent, twelve months or such other period less than one month thereafter as the Borrower may elect), provided that (a) if any LIBOR Interest Period would end on a day other than a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day, and (b) any LIBOR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such LIBOR Interest Period) shall end on the last Business Day of the last calendar month of such LIBOR Interest Period. For purposes hereof, the date of a LIBOR Advance initially shall be the date on which such LIBOR Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Advance.

1.1.52	“LIBOR Rate”: shall have the meaning set forth in Section 2.1.4(ii) hereof.

1.1.53	“Line Account”: shall have the meaning set forth in Section 2.4 hereof.

1.1.54	“Line of Credit”: shall mean the credit facility described as such in Section 2 hereof.

1.1.55	“Line of Credit Commitment”: for any Lender, its obligation to make Advances and to participate in LC Obligations up to the maximum principal amount shown on Annex 1, as hereafter modified pursuant to Section 2.1.11 or an Assignment and Acceptance to which it is a party. “Line of Credit Commitments” means the aggregate amount of such commitments of all Lenders.

1.1.56	“Loan Documents”: shall mean this Agreement, the Guaranties, the Notices of Negative Pledge, the Contingent Collateral Agreement, the Fee Letter and all other documents delivered by any Loan Party to Agent or the Lenders in connection herewith.

1.1.57	“Loan Parties”: shall mean, collectively, the Borrower and the Guarantors.

1.1.58	“Material Adverse Change”: shall mean any of the following: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower to perform its payment obligations under any of the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

1.1.59	“Notice of Negative Pledge”: shall mean a notice of negative pledge, substantially in the form attached hereto as Exhibit C, which notice shall, by its terms, expire on the Expiration Date.

1.1.60	“Obligations”: shall mean all amounts owing by the Borrower to Agent and to Lenders pursuant to this Agreement Including, but not limited to, the unpaid principal amount of all Advances, Swingline Loans, LC Obligations and Protective Advances.

1.1.61	“One Month LIBOR Rate”: shall mean, for any day, the rate of interest per annum that is equal to the one month LIBOR rate administered by the ICE Benchmark Administration and appearing on the Reuters LIBORO1 screen (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. London time on such day.

1.1.62	“Ordinary Course of Business”: shall mean, with respect to any transaction involving the Borrower or any of its Subsidiaries or affiliates, the ordinary course of the Borrower’s business, as conducted by the Borrower in accordance with past practice and undertaken by the Borrower in good faith and not for the purpose of evading any covenant or restriction in this Agreement or in any other document, instrument or agreement executed in connection herewith.

1.1.63	“Permitted Liens”: shall mean: (a) liens and security interests in favor of Agent on behalf of itself and on behalf of the Lenders; (b) liens for taxes, assessments or similar charges not yet due; (c) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the Ordinary Course of Business and securing obligations which are not yet delinquent; (d) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any of its Subsidiaries in the Ordinary Course of Business to secure Indebtedness of the Borrower or its Subsidiaries outstanding on the date hereof or permitted by Section 5.18 hereof; (e) liens and security interests which, as of the date hereof, have been disclosed to and approved by Agent in writing; (f) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the assets of the Borrower or any of its Subsidiaries; (g) liens and security interests securing Indebtedness of the Borrower or its Subsidiaries permitted by Section 5.11 hereof; (h) liens and security interests on real estate in Lampertheim, Germany owned by Borrower; and (i) statutory Liens on real estate not located in the United States, but only if (x) such Liens secure the payment of obligations that are not yet due or are being contested in good faith and for which adequate reserves have been established, or (y) such Liens do not materially impair the value or use of the applicable real property or materially impair operation of the business of Borrower or any of its Subsidiaries.

1.1.64	“Person”: shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

1.1.65	“Pricing Leverage Ratio”: shall mean, as of any date of determination thereof, the ratio of total liabilities (excluding any outstanding letters of credit) of the Borrower and its Subsidiaries to Total Net Worth.

1.1.66	“Prime Rate”: shall mean an index for a variable interest rate which is quoted, published or announced by Agent as its prime rate and as to which loans may be made by Agent at, above or below such rate.

1.1.67	“Pro Rata”: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Line of Credit Commitments are outstanding, by dividing the amount of such Lender’s Line of Credit Commitment by the aggregate amount of all Line of Credit Commitments; and (b) at any other time, by dividing the amount of such Lender’s Advances and LC Obligations by the aggregate amount of all outstanding Advances and LC Obligations.

1.1.68	“Protective Advances”: shall have the meaning set forth in Section 2.1.10 hereof.

1.1.69	“Real Property”: shall mean the real property located at the following addresses: 1590 Buckeye Drive, Milpitas, CA, 78 Cherry Hill Drive, Beverly, MA, 145 Columbia, Aliso Viejo, CA and 3400 Bassett Drive, Santa Clara, CA.

1.1.70	“Required Lenders”: subject to Section 2.3, two or more Lenders (unless there is only one Lender) having Line of Credit Commitments in excess of 50% of the aggregate Line of Credit Commitments; provided, however, that the Line of Credit Commitments and Advances of any Defaulting Lender shall be excluded from such calculation. Lenders that are Affiliates of one another shall be deemed to be one Lender for purposes of this definition.

1.1.71	Reserved

1.1.72	“Settlement Notice”: a notice summarizing Advances and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Line of Credit Commitments.

1.1.73	“Solvent”: shall mean, as to any Person at any time, that: (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act or any similar state statute applicable to the Borrower or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

1.1.74	“Subsidiary”: of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

1.1.75	“Swingline Lender”: Bank of the West or any replacement Agent that has funded Swingline Loans.

1.1.76	“Swingline Loan”: any Borrowing of Alternate Base Rate Advances funded with the Swingline Lender’s funds, until such Swingline Loan is settled among Lenders or repaid by Borrower.

1.1.77	“Total Funded Indebtedness”: shall mean, as of any date of determination thereof, all (a) indebtedness for borrowed money or for the deferred purchase price of property or services for which the Borrower or any of its Subsidiaries is liable, contingently or otherwise, or in respect of which the Borrower or any of its Subsidiaries otherwise assures a creditor against loss, (b) obligations under capital leases, determined in accordance with United States generally accepted accounting principles as in effect on the Closing Date, for which the Borrower or any of its Subsidiaries is liable, contingently or otherwise, or in respect of which the Borrower or any of its Subsidiaries otherwise assures a creditor against loss, and (c) obligations arising under an arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been sold or otherwise transferred to such Person; provided, however, that for each of the foregoing clauses (a), (b) and (c), any indebtedness or other obligation solely between or among the Borrower and/or any of its Subsidiaries shall be excluded.

1.1.78	“Total Net Worth”: shall mean as of any date of determination thereof, the stated net worth of the Borrower and its Subsidiaries.

1.1.79	“Unused Commitment”: shall mean the aggregate amount of the Line of Credit Commitments, minus the aggregate amount of outstanding (i) Alternate Base Rate Advances, (ii) LIBOR Advances, (iii) Swingline Loans, and (iv) LC Obligations.

1.2	Accounting Terms: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with United States generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3	Other Terms: Other terms not otherwise defined shall have the meanings attributed to such terms in the Uniform Commercial Code as in effect on July 1, 2001 and from time to time thereafter.

1.4	Construction. For purposes of this Agreement and the other Loan Documents, the following rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) the words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement; (f) all references in this Agreement or in the Schedules to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

SECTION 2
CREDIT FACILITIES

2.1	THE LINE OF CREDIT

2.1.1	The Line of Credit: On terms and conditions as set forth herein, each Lender agrees, severally on a Pro Rata basis up to its Line of Credit Commitment, to make Advances to the Borrower from time to time from the date hereof to the Expiration Date; provided the aggregate amount of such Advances outstanding at any time does not exceed $125,000,000.00 (the “Line of Credit”). Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.1. Proceeds of the Line of Credit shall be used to assist with the general working capital and other general corporate needs of the Borrower’s operations, including acquisitions permitted by Section 5.5 hereof.

2.1.2	Making Line Advances: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with Agent or (ii) when paid in accordance with the Borrower’s written instructions. Subject to the requirements of Section 3 hereof and provided such request is made in a timely manner as provided in Section 2.1.5 hereof, Advances shall be made by Agent, on behalf of the Lenders, under the Line of Credit.

2.1.3	Repayment: On the Expiration Date, the Borrower hereby promises and agrees to pay to Agent, for the Pro Rata benefit of the Lenders, in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

2.1.4	Interest on Advances: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by Agent and as elected by the Borrower below:

(i)	Alternate Base Rate Advances: Alternate Base Rate Advances shall bear interest at the Alternate Base Rate plus the Applicable Margin. Interest shall be adjusted concurrently with any change in the Alternate Base Rate. An Advance based upon the Alternate Base Rate is hereinafter referred to as an “Alternate Base Rate Advance”.

(ii)	LIBOR Advances: LIBOR Advances shall bear interest at the LIBOR Rate plus the Applicable Margin. As used herein, “LIBOR Rate” means a fixed rate quoted by Agent for a LIBOR Interest Period (provided that any such period of time does not extend beyond the Expiration Date) for Advances in the minimum amount of $1,000,000.00. The LIBOR Rate shall be the London interbank offered rate administered by the ICE Benchmark Administration appearing on the Reuters “LIBOR01” screen (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such LIBOR Interest Period, as the rate for dollar deposits with a maturity comparable to such LIBOR Interest Period. If the Board of Governors of the Federal Reserve System imposes a reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%, hereinafter referred to as the “Reserve Percentage”) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for eurocurrency liabilities with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage. An Advance based upon the LIBOR Rate is hereinafter referred to as a “LIBOR Advance”.

Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

The Borrower hereby promises and agrees to pay interest in arrears on Alternate Base Rate Advances and LIBOR Advances on the last Business Day of each calendar month.

At the option of Agent, if interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.1.5	Notice of Borrowing: The Borrower may borrow under the Line of Credit by requesting:

(i)	Alternate Base Rate Advances. Notice of any Alternate Base Rate Advance shall be received by Agent no later than 10:00 a.m. (Pacific Time) one (1) Business Day prior to the day (which shall be a Business Day) on which the Borrower requests such Alternate Base Rate Advance to be made.

(ii)	LIBOR Advances. Notice of any LIBOR Advance shall be received by Agent no later than 11:00 a.m. (Pacific Time) three (3) Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Advance to be made.

(iii)	Swingline Loans. A Swingline Loan may be made pursuant to Section 2.1.13 on the day notice is received by Swingline Lender, so long as such notice is received by Swingline Lender at or before 10:00 a.m. (Pacific Time) on the day such Swingline Loan is requested to be made; provided, that in the event Swingline Lender declines to make such Swingline Loan, such request will be treated as a request for an Alternate Base Rate Advance under clause (i) of this Section 2.1.5.

In the event the Borrower makes no election at the time of any Advance, such Advance shall bear interest at the Alternate Base Rate as determined for Alternate Base Rate Advances.

2.1.6	Notice of Election to Adjust Interest Rate: The Borrower may elect:

(i)	That interest on an Alternate Base Rate Advance shall be adjusted to accrue at a LIBOR Advance Rate; provided, however, that such notice shall be received by Agent no later than 11:00 a.m. (Pacific Time) three (3) Business Days prior to the day (which shall be a Business Day) on which the Borrower requests that interest be adjusted to accrue as a LIBOR Advance. Promptly after receiving any such notice, Agent shall notify each Lender thereof.

(ii)	That interest on a LIBOR Advance shall continue to accrue based on a newly quoted LIBOR Rate or shall be adjusted to commence to accrue as an Alternate Base Rate Advance; provided, however, that such notice shall be received by Agent no later than 11:00 a.m. (Pacific Time) three (3) Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance. If Agent shall not have received notice (as prescribed herein) of the Borrower’s election that interest on any LIBOR Advance shall continue to accrue based on the newly quoted LIBOR Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue as an Alternate Base Rate Advance upon the expiration of the LIBOR Interest Period pertaining to such LIBOR Advance. Promptly after receiving any such notice, Agent shall notify each Lender thereof.

2.1.7	Prepayment: The Borrower may prepay any Advance in whole or in part, at any time and without penalty; provided, however, that: (i) any partial prepayment shall first be applied, at Agent’s option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period pertaining thereto. If the whole or any part of any LIBOR Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon Agent’s request, promptly pay to and indemnify Agent, for the Pro Rata benefit of each Lender thereof, for all costs, expenses and any loss actually incurred by Agent and any loss (including any loss or expense arising from the prepayment of such funds or from fees payable to terminate deposits of matching funds) deemed sustained by the Lenders as a consequence of such prepayment.

Agent shall be entitled to fund all or any portion of the Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though Agent actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the date of such purchase to the Expiration Date hereunder.

2.1.8	Indemnification for LIBOR Rate Costs or One Month LIBOR Rate Costs: During any period of time in which interest on any Advance is accruing on the basis of the LIBOR Rate or One Month LIBOR Rate, the Borrower shall, upon Agent’s request, promptly pay to and reimburse Agent, for the benefit of the Lenders thereof, for all costs incurred and payments made by the Lenders by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Lenders, or as a result of Agent’s compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by Agent in quoting and determining the LIBOR Rate or One Month LIBOR Rate.

2.1.9	Conversion from One Month LIBOR Rate or LIBOR Rate: In the event that Agent or Required Lenders shall at any time determine that the accrual of interest on the basis of the LIBOR Rate or One Month LIBOR Rate (i) is infeasible because Agent is unable to determine the LIBOR Rate or One Month LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of Agent’s or Lenders’ compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then Agent shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Advance bearing interest at the LIBOR Rate or the One Month LIBOR Rate shall thereupon immediately accrue interest at the greater of the Prime Rate or Federal Funds Rate plus the Applicable Margin for Alternate Base Rate Advances.

2.1.10	Protective Advances. Agent shall be authorized, in its sole discretion, at any time that any conditions in Section 3 are not satisfied, to make Alternate Base Rate Advances (“Protective Advances”) (a) up to an aggregate amount of 5% of the Line of Credit, if Agent deems such Advances necessary to preserve or protect collateral, as long as such Advances do not cause the outstanding Advances and LC Obligations to exceed the aggregate Line of Credit Commitments; or (b) to pay any other amounts not timely paid by Loan Parties under any Loan Documents, including interest, costs, fees and expenses. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.11	Increase in Line of Credit Commitments. Borrower may request an increase in Line of Credit Commitments from time to time upon notice by Borrower to Agent, as long as (a) the requested increase is in a minimum amount equal to the lesser of (i) $3,000,000, or (ii) the balance of the amount available under clause (b) below, and is offered on the same terms as existing Line of Credit Commitments, except for a closing fee specified by Agent, (b) increases under this Section do not exceed $25,000,000 in the aggregate and no more than two increases are made, (c) the requested increase does not cause the Line of Credit Commitments to exceed $150,000,000, and (d) Borrower is in pro forma compliance with the financial covenants set forth in Section 5.2 after taking into account any requested increase. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Line of Credit Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Line of Credit Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Line of Credit Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 3.2 are satisfied, total Line of Credit Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower, but no later than 45 days following Borrower’s increase request. Agent, Borrower, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Line of Credit Commitments. On the effective date of an increase, all outstanding Advances, LC Obligations and other exposures under the Line of Credit Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of the Line of Credit Commitments.

2.1.12	Fundings by Lenders. Each Lender shall timely honor its Line of Credit Commitment by funding its Pro Rata share of each Advance that is properly requested hereunder. Except for Advances to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each notice of borrowing (or deemed request for an Advance) by 11:00 a.m. (Pacific Time) on the date prior to the proposed funding date for Alternate Base Rate Advances or by 1:00 p.m. (Pacific Time) at least three Business Days before any proposed funding of LIBOR Advances. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Advance to the account specified by Agent in immediately available funds not later than 11:00 a.m. (Pacific Time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. (Pacific Time) on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Advances as directed by Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of an Advance, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrower. If a Lender’s share of any Advance or of any settlement pursuant to Section 2.1.13(ii) is not received by Agent, then Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Advance.

2.1.13	Swingline Loans; Settlement.

(i)	Swingline Lender may, but shall not be obligated to, advance Swingline Loans to Borrower, up to an aggregate outstanding amount of $10,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute an Advance for all purposes, except that payments thereon shall be made to Swingline Lender for its own account. The obligation of Borrower to repay Swingline Loans shall be evidenced by the records of Swingline Lender, and such repayment shall be made in full no later than ten Business Days after such Swingline Loan is made.

(ii)	Settlement of Swingline Loans and other Advances among Lenders and Swingline Lender in excess of $1,000,000 shall take place on a date determined from time to time by Agent (but at least weekly), on a Pro Rata basis in accordance with the Settlement Notice delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Advances to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Line of Credit Commitments have terminated or the conditions in Section 3 are satisfied. If, due to an insolvency proceeding with respect to Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Swingline Lender a Pro Rata participation in such Swingline Loan and shall transfer the amount of such participation to Swingline Lender, in immediately available funds, within one Business Day after Swingline Lender’s request therefor.

2.1.14	Commitment Fee: Borrower agrees to pay to the Agent, for the Pro-Rata benefit of the Lenders allocated on the basis of their respective unfunded Line of Credit Commitment (and in the case of Agent, taking into consideration Swingline Loans), a commitment fee equal to the Applicable Margin (Unused Commitment Fee) in effect on such date computed on the basis of a 360 day year, actual days elapsed, on the average daily Unused Commitment of the Line of Credit, which fee shall be calculated on a quarterly basis by the Agent and shall be due and payable by the Borrower in arrears on the last Business Day of each calendar quarter.

2.2	LETTER OF CREDIT SUB-FACILITY

2.2.1	Letter of Credit Sub Facility: Issuing Bank agrees to issue commercial and/or standby letters of credit (each a “Letter of Credit”) on behalf of the Borrower of up to $10,000,000.00. At no time, however, shall the total principal amount of all Advances outstanding under the Line of Credit, together with the aggregate amount of all outstanding LC Obligations, exceed the Line of Credit.

(i)	Upon Agent’s request, the Borrower shall promptly pay to Issuing Bank issuance fees and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Issuing Bank with respect to any Letter of Credit.

(ii)	The commitment by Issuing Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of this Agreement, automatically terminate seven days before the Expiration Date of the Line of Credit and no Letter of Credit shall expire on a date which is more than one year after issuance of such Letter of Credit or which is later than seven days before the Expiration Date.

(iii)	Each Letter of Credit shall be in form and substance satisfactory to the Issuing Bank and in favor of beneficiaries satisfactory to the Issuing Bank; provided that the Issuing Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Issuing Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

(iv)	Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (Pacific Time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Issuing Bank a duly executed form of the Issuing Bank’s standard form of application for issuance of a Letter of Credit with proper insertions.

The Borrower shall immediately reimburse the Issuing Bank in the event any Letter of Credit is drawn on in an amount equal to the full drawn amount together with interest thereon at the One Month LIBOR Rate plus any Issuing Bank fees, costs and expenses relating to such drawing. In the event that the Borrower fails to reimburse any drawing under any Letter of Credit or the balances in the depository account or accounts maintained by the Borrower with Agent are insufficient to pay such drawing, without limiting the rights of Agent hereunder or waiving any Event of Default caused thereby, Agent may, and the Borrower hereby authorizes Agent to create an Alternate Base Rate Advance to pay such drawing.

2.2.2	Reimbursement; Participations.

(i)	Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrower does not reimburse such payment pursuant to Section 2.2.1, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and any related documents in its possession at such time.

(ii)	The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any Letter of Credit documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Letter of Credit documents or any Loan Party. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Letter of Credit documents or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(iii)	No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or Letter of Credit document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a previously issued Letter of Credit until it receives written instructions from Required Lenders.

2.2.3	Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that availability under the Line of Credit is zero, (c) after the Expiration Date, or (d) within 7 Business Days prior to the Expiration Date, then Borrower shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrower shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrower fails to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as an Alternate Base Rate Advance, the amount of the Cash Collateral required (whether or not the Line of Credit Commitments have terminated or the conditions in Section 3 are satisfied).

2.2.4	Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrower. On and after the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrower.

2.2.5	LC Facility Fees. Borrower shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Advances times the average daily stated amount of Letters of Credit, which fee shall be calculated on the basis of a 360 day year for actual days elapsed and payable quarterly in arrears, on the last Business Day of each calendar quarter; (b) to Issuing Bank, for its own account, a fronting fee equal to 0.25% of the stated amount of each Letter of Credit, which fee shall be calculated on the basis of a 360 day year for actual days elapsed and payable quarterly in arrears, on the last Business Day of each calendar quarter; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. The Borrower shall, upon Agent’s request, promptly pay to and reimburse the Issuing Bank for all costs incurred and payments made by the Issuing Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Issuing Bank or as a result of the Issuing Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

2.3	Defaulting Lender.

2.3.1	Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Advances or Letters of Credit, Agent may exclude the Line of Credit Commitments and Advances of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 10.1.1.

2.3.2	Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Line of Credit Commitments (calculated without regard to such Defaulting Lender’s Line of Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Line of Credit exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Line of Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

2.3.3	Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent and non-Defaulting Lenders have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Line of Credit Commitment shall be disregarded for purposes of calculating the unused line fee. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 2.2.1 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

2.3.4	Cure. Borrower, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Line of Credit Commitments and Advances, and all outstanding Advances, LC Obligations and other exposures under the Line of Credit Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrower, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund an Advance, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

2.4	Line Account: Agent shall maintain on its books a record of account in which Agent shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facilities granted hereunder (the “Line Account”). Agent shall provide the Borrower with a statement of the Borrower’s Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies Agent to the contrary within thirty (30) days after the Borrower’s receipt of any such statement which it deems to be incorrect.

2.5	Authorization to Charge Account(s): The Borrower hereby authorizes Agent to charge, from time to time, against any or all of the Borrower’s deposit accounts with Agent including, but not limited to, account #184008555 maintained with Agent, any amount so due under this Agreement, including interest and fees. Notwithstanding this authorization, the Borrower shall be in default for nonpayment as provided in this Agreement until and unless the default is cured by payment, whether initiated by Agent or by the Borrower.

2.6	Payments: If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. All payments required to be made hereunder shall be made to the office of Agent designated for the receipt of notices herein or such other office as Agent shall from time to time designate.

2.7	Application and Allocation of Payments.

2.7.1	Application. Payments made by Borrower hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrower; and (d) fourth, as determined by Agent in its discretion.

2.7.2	Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to Advances, whether arising from payments by Loan Parties, setoff or otherwise, shall be allocated as follows:

(i)	first, to all costs and expenses, including extraordinary expenses, owing to Agent incurred in connection with Advances;

(ii)	second, to all amounts owing to Agent on Protective Advances;

(iii)	third, to all amounts owing to Agent on Swingline Loans;

(iv)	fourth, to all amounts owing to Issuing Bank;

(v)	fifth, to all Obligations constituting fees incurred in connection with Advances;

(vi)	sixth, to all Advances constituting interest;

(vii)	seventh, to Cash Collateralization of LC Obligations;

(viii)	eighth, to all Advances, and

(ix)	last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after full payment of all preceding categories. If amounts are insufficient to satisfy a category, Obligations in the category shall be paid on a pro rata basis. The allocations set forth in this Section are solely to determine the rights and priorities among Lenders, and may be changed by agreement among them without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Loan Party, and Borrower irrevocably waives the right to direct the application of any payments subject to this Section.

2.7.3	Defaulting Lender Waterfall. Notwithstanding anything in any Loan Document to the contrary, any payment of principal, interest, fees or other amounts received by Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to this Section 2.7.3 or otherwise, and including any amounts made available to Agent by such Defaulting Lender), shall be applied at such time or times as may be determined by Agent as follows:

(i)	first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder;

(ii)	second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder;

(iii)	third, if so determined by Agent or requested by the Issuing Bank, to be held as Cash Collateral for future Fronting Exposure with respect to such Defaulting Lender of any participation in any Letter of Credit;

(iv)	fourth, as Borrower may request (so long as no Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent;

(v)	fifth, if so determined by Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund future Advances, and participations in Letter of Credit under this Agreement;

(vi)	sixth, to the payment of any amounts owing to Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)	seventh, so long as no Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)	eighth, to such Defaulting Lender or as otherwise conferred thereunder or directed by a court of competent jurisdiction;

provided, however, that if (x) such payment is a payment of the principal amount of any Advances or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made or the related Letters of Credit were issued at a time when the Letter of Credit conditions were satisfied or waived, such payment shall be applied solely to pay the Advances of, and LC Obligations owed to, all Lenders other than Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or LC Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in LC Obligations are held by Lenders pro rata in accordance with the Line of Credit Commitments hereunder without giving effect to Section 2.7.2. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.7.3 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.7.4	Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

2.8	Reserved

2.9	Costs and Expenses: The Borrower shall pay to Agent, for the benefit of the Lenders, immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to the One Month LIBOR Rate or the LIBOR Rate, and (ii) future, supplemental, emergency or other changes in the any One Month LIBOR Rate or LIBOR Rate reserve percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or Lenders with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to the One Month LIBOR Rate or LIBOR Rate to the extent they are not included in the calculation of the One Month LIBOR Rate or LIBOR Rate. In determining which of the foregoing are attributable to any One Month LIBOR Rate or LIBOR Rate available to the Borrower hereunder, any reasonable allocation made by Agent among its operations shall be conclusive and binding upon the Borrower.

2.10	Lender Tax Information.

2.10.1	Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower, sufficient to permit Agent or Borrower to determine (a) whether or not payments made with respect to Obligations are subject to taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

2.10.2	Documentation. If Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrower to determine the withholding or deduction required to be made.

2.10.3	Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrower and Agent of any change in circumstances that would change any claimed tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrower and Agent for any taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

SECTION 3
CONDITIONS PRECEDENT

3.1	Conditions Precedent to the Initial Extension of Credit: The obligation of the Lenders to make the initial Advance or the first extension of credit, as the case may be, to or on account of the Borrower hereunder is subject to the conditions precedent that Agent shall have received before the date of such initial Advance or such first extension of credit all of the following, in form and substance satisfactory to Agent:

(i)	Authority to Borrow. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

(ii)	Guarantors. A Guaranty in favor of Agent executed by each of the Guarantors, together with evidence that the execution, delivery and performance by the Guarantors has been duly authorized.

(iii)	Negative Pledges. Notices of Negative Pledge with respect to all Real Property executed by the owner of such Real Property for recordation in the appropriate real estate records.

(iv)	Contingent Collateral Agreement. A Contingent Collateral Agreement executed by the Borrower and the Guarantors.

(v)	Lien Searches. The results of lien searches, in form and substance satisfactory to Agent, under the Uniform Commercial Code as in effect in the relevant jurisdictions, and of the United States Patent and Trademark Office and United States Copyright Office and preliminary title reports with respect to the Real Property.

(vi)	Fees. Payment of (a) all of Agent’s out-of-pocket expenses (including Agent’s counsel’s fees and expenses) in connection with the preparation and negotiation of this Agreement and pursuant to the Fee Letter and (b) an upfront fee of $125,000, payable to Agent for the Pro Rata benefit of the Lenders.

(vii)	Miscellaneous. Such other evidence as Agent may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

3.2	Conditions Precedent to All Extensions of Credit: The obligation of the Lenders to make each Advance or each other extension of credit, as the case may be, to or on account of the Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

(i)	Reporting Requirements. Agent shall have received the documents set forth in Section 5.1 hereof.

(ii)	Subsequent Approvals. Agent shall have received such supplemental approvals or documents as Agent may reasonably request.

(iii)	Representations and Warranties. The representations contained in Section 4 hereof and in any other document, instrument or certificate delivered to Agent hereunder are true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Change”, or similar language, in all respects (after giving effect to such qualification)).

(iv)	Event of Default. No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

The Borrower’s acceptance of the proceeds of any loan, Advance or extension of credit or the Borrower’s execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower’s representation and warranty that all of the above statements are true and correct.

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make available the Line of Credit Commitments, Advances and Letters of Credit, Borrower hereby makes the following representations and warranties, which representations and warranties are continuing:

4.1	Status: The Borrower’s correct legal name is as stated in this Agreement and the Borrower is a corporation duly organized and validly existing under the laws of the state of Delaware and with its chief executive office in the state of California and is properly licensed and is qualified to do business and is in good standing in, and, where necessary to maintain the Borrower’s rights and privileges, and has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

4.2	Authority: (a) Each of the Loan Parties is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Loan Documents); and (b) the execution, delivery and performance by the Borrower of this Agreement, and each Loan Party of each Loan Document to which it is a party, and any instrument, document or agreement required hereunder or thereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower or such Loan Party; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower or such Loan Party is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by laws; or violate any provision of its partnership agreement, or require any consent or approval of its members or violate any provision of its articles of organization or operating agreement, each as the case may be applicable herein.

4.3	Governmental Approvals: No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery by the Borrower or any Loan Party of, or the performance by the Borrower or any Loan Party of its obligations under, any Loan Document to which it is a party other than such as have been obtained or made and are in full force and effect.

4.4	Legal Effect: Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligations of such Person, enforceable against each such Person in accordance with its terms.

4.5	Fictitious Trade Names: There are no fictitious trade names, fictitious trade styles, assumed business names or trade names (defined herein as “Trade Name”) used by any Loan Party in connection with their business operations other than Massachusetts Clare, Inc. The Borrower shall notify Agent not less than thirty (30) days prior to effecting any change in the matters described herein or prior to using any other Trade Name at any future date, indicating the Trade Name and jurisdictions of its use.

4.6	Financial Statements: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to Agent have been or will be prepared in accordance with United States generally accepted accounting principles consistently applied and accurately represent, in all material respects, the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to Agent, the Borrower represents and warrants that no Material Adverse Change in the Borrower’s financial condition or operations has occurred which has not been fully disclosed to Agent in writing.

4.7	Litigation: Except as have been disclosed to Agent in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting any Loan Party or any Loan Party’s properties before any court or administrative agency which, if determined adversely to such Loan Party could reasonably be expected to have a Material Adverse Change.

4.8	Title to Assets: Each Loan Party has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third Person except for Permitted Liens.

4.9	ERISA: If any Loan Party has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

4.10	Taxes: Each Loan Party has filed all tax returns required to be filed (subject to any timely extensions) and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

4.11	Margin Stock: The proceeds of any loan or advance hereunder will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

4.12	Environmental Compliance: The operations of each Loan Party comply, and during the term of this Agreement will at all times comply, in all material respects with all Environmental Laws; each Loan Party has obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and each Loan Party is in compliance with all material terms and conditions of such Environmental Permits; each Loan Party and its present property or operations is not subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement with respect to any property of any Loan Party that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition, (i) no Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws, or that are leaking or disposing of Hazardous Materials off site, and (ii) each Loan Party has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

4.13	Regulated Entitles: No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Federal Power Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

4.14	Solvency: The Borrower is Solvent and as of the date hereof the Borrower does not intend to, and does not believe that it will, incur debts beyond the Borrower’s ability to pay as such debts mature. The Borrower is not about to engage in a transaction, after giving effect to which the Borrower’s remaining property would constitute unreasonably small capital for the business conducted or transactions engaged in by the Borrower.

SECTION 5
COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to Agent or Lenders under this Agreement (unless Agent shall otherwise consent in writing), the Borrower:

5.1	Reporting and Certification Requirements: Shall deliver or cause to be delivered to Agent in form and detail satisfactory to Agent:

(i)	Not later than ninety (90) days after the end of each of the Borrower’s Fiscal Years, a copy of the annual audited financial report on form 10K of the Borrower for such year, prepared by a firm of certified public accountants acceptable to Agent and accompanied by an unqualified opinion of such firm.

(ii)	Not later than forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, a copy of the Borrower’s financial statement on form 10Q as of the end of such period.

(iii)	Not later than one hundred twenty (120) days after the end of each of the Borrower’s Fiscal Years, a copy of the Borrower’s internally prepared financial projections for the next Fiscal Year.

(iv)	Concurrently with the delivery of the financial reports required hereunder, a compliance certificate in the form of Exhibit D, in form and substance satisfactory to Agent, setting forth the calculation of the covenants contained in Section 5.2 hereof, stating that, to the best of the Borrower’s knowledge after due inquiry, the Borrower is in compliance with the covenants contained in Section 5.2 hereof, and certified to by the chief financial officer or corporate controller of the Borrower or any other signatory on the deposit account maintained by the Borrower with Agent.

(v)	Promptly after filing, any other material filings with the United States Securities and Exchange Commission not already required to be delivered hereunder.

(vi)	Promptly upon Agent’s request, such other information pertaining to the Borrower or any Loan Party or any guarantor hereunder as Agent may reasonably request.

For the purposes of Section 5.1(i), Section 5.1(ii) and Section 5.1(v) hereof, such financial statements and filings shall be deemed delivered when publicly available on the Borrower’s website or the website of the United States Securities and Exchange Commission.

5.2	Financial Condition: Shall maintain at all times on a consolidated basis:

(i)	As at the end of each fiscal quarter, a minimum Total Net Worth of at least (a) $230,000,000.00, plus (b) 50% of the Borrower’s net income earned in each fiscal quarter ending on or after December 31, 2015 (after deducting all cash dividends paid in respect of the Borrower’s stock during such fiscal quarter), but only if such amount is greater than $0.00.

(ii)	A ratio of the sum of cash, cash equivalents and accounts receivable to Current Liabilities of not less than 1.50 to 1.00 as at the end of each fiscal quarter.

(iii)	A Leverage Ratio of not more than 2.00 to 1.00 as of the end of each fiscal quarter.

(iv)	A minimum net income after tax, plus non-cash write-downs related to goodwill and intangible assets resulting from Acquisitions, shall not be less than $1.00 per quarter. Non-cash add-backs, for the purposes of the preceding sentence, will be limited to $10,000,000 in any quarter and $20,000,000 on a rolling four quarter basis.

(v)	Minimum Domestic Cash of at least $30,000,000.00 at all times.

5.3	Preservation of Existence; Compliance with Applicable Laws: (i) Shall, and shall cause each of the other Loan Parties to, maintain and preserve its existence and all rights and privileges now enjoyed; and (ii) conduct its business and operations in material compliance with all applicable laws, rules and regulations.

5.4	Merge or Consolidate: Shall not, and shall not suffer or permit any of the other Loan Parties to, liquidate or dissolve, merge or consolidate with or into any other business organization.

5.5	Acquisitions: Shall not, and shall not suffer or permit any of its Subsidiaries to, make an Acquisition unless, (i) after taking such proposed Acquisition into effect, the Borrower shall be in pro forma compliance with all financial covenants contained in Section 5.2 hereof (with EBITDA of the Borrower and its Subsidiaries calculated on a trailing twelve-month basis ending as of the most recent month for which financial statements have been delivered in accordance with Section 5.1 hereof and Total Funded Indebtedness calculated as of the date of the proposed Acquisition after giving effect to any Indebtedness incurred in connection therewith), and (ii) in the case of any proposed Acquisition with respect to which the cash or debt portion of the acquisition consideration is equal to or greater than $7,000,000, no less than fifteen (15) days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered to Agent (a) written notice of such Acquisition together with a copy of the acquisition agreement and a summary of the structure of the Acquisition and (b) a compliance certificate, in form and substance satisfactory to Agent, setting forth the pro forma calculation of the covenants contained in Section 5.2 hereof.

5.6	Maintenance of Insurance: Shall, and shall cause each of its Subsidiaries to, maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or any Subsidiary operates and maintain such other insurance and coverages as may be required by Agent. All such Insurance shall be in form and amount and with companies satisfactory to Agent.

5.7	Payment of Obligations and Taxes: Shall, and shall cause each of its Subsidiaries to, make timely payment of all material assessments and taxes and all of its material liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith and any obligations arising under any Indebtedness of the Borrower or any of its Subsidiaries. For purposes hereof, the Borrower or any Subsidiary’s issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

5.8	Depository Relationships: Shall maintain its primary business depository relationship with Agent and the Lenders, including general, operating and administrative deposit accounts, cash management services, foreign exchange, investment and ancillary services.

5.9	Inspection Rights and Accounting Records: Shall maintain adequate books and records in accordance with United States generally accepted accounting principles consistently applied and in a manner otherwise acceptable to Agent, and, at any reasonable time and from time to time, permit Agent or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and each other Loan Party and discuss the business and operations of the Borrower and each other Loan Party with any employee or representative thereof. If any Loan Party shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, such Loan Party hereby agrees to notify such third party to permit Agent free access to such records at all reasonable times and to provide Agent with copies of any records which it may request, all at such Loan Party’s expense, the amount of which shall be payable immediately upon demand.

5.10	Redemption or Repurchase of Stock: Shall not redeem or repurchase any class of the Borrower’s stock now or hereafter outstanding, except in an aggregate amount of up to $35,000,000.00 during the term of this Agreement.

5.11	Additional Indebtedness; Prepay Indebtedness: Shall not, and shall not suffer or permit any of its Subsidiaries to, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) Indebtedness owed or to be owed to Agent or Lenders, (ii) capital leases, seller or vendor carry back notes or acquired or assumed Indebtedness in an aggregate amount not to exceed $10,000,000.00 in any Fiscal Year, or (iii) cash-secured letters of credit. Borrower shall not prepay any Indebtedness if it will result in Borrower being in violation of any of the covenants contained in Section 5.2 of this Agreement.

5.12	Transfer Assets: Shall not, and shall not suffer or permit any of its Subsidiaries to, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets except (i) in the Ordinary Course of Business and, then, only for full, fair and reasonable consideration or (ii) in an aggregate amount not to exceed $5,000,000.00 in any Fiscal Year.

5.13	Change in Nature of Business: Shall not, and shall not suffer or permit any of its Subsidiaries to, make any material change in the nature of its business as existing or conducted as of the date hereof.

5.14	Maintenance of Jurisdiction: Shall maintain, and shall cause each of the other Loan Parties to maintain, the jurisdiction of its organization and chief executive office, or if applicable, principal residence, as set forth herein and not change such jurisdiction name or form of organization without thirty (30) days prior written notice to Agent.

5.15	Compensation of Employees: Shall compensate, and shall cause each of its Subsidiaries to compensate, its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

5.16	Notice: Shall give Agent prompt written notice of any and all (i) Events of Default; (ii) material litigation, arbitration or administrative proceedings to which the Borrower or any other Loan Party is a party; and (iii) other matters which have resulted in, or might result in a Material Adverse Change.

5.17	Environmental Compliance: Shall conduct, and shall cause each of its Subsidiaries to conduct, its operations and keep and maintain all of its property in material compliance with all Environmental Laws and, upon the written request of Agent, the Borrower shall submit to Agent, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing the status of any environmental, health or safety compliance, hazard or liability.

5.18	Liens: Shall not, and shall not permit any of the other Loan Parties to, directly or indirectly, make, create, incur, assume or suffer to exist any lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than Permitted Liens.

5.19	ERISA: Shall, and cause each of its Subsidiaries to, if the Borrower or such Subsidiary has a pension, profit sharing or retirement plan subject to ERISA, continue to fund such plan in accordance with its terms and shall ensure that such plan continues to materially comply with the requirements of ERISA.

5.20	Further Assurances: The Borrower shall, and shall cause each of the other Loan Parties to, take such further acts (including the acknowledgement, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (a) carry out more effectively the purposes of this Agreement; and (b) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under this Agreement or other document executed in connection therewith.

SECTION 6
EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an “Event of Default”) under this Agreement:

6.1	Non-Payment: The Borrower fails to pay the principal amount of any Obligations when due or interest on the Obligations within five (5) Business Days of when due.

6.2	Specified Defaults Under This Agreement: The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 5.2(i), 5.2(ii), 5.2(iii), 5.2(iv), 5.3(i), 5.4, 5.5, 5.10 or 5.12 hereof.

6.3	Specified Defaults Under This Agreement: The Borrower fails to perform or observe any term, covenant or agreement contained in Section 5.2(v) hereof and any such failure shall continue unremedied for more than ten (10) Business Days after written notice from Agent to the Borrower of the existence and character of such Event of Default.

6.4	Performance Under This Agreement: Other than as set forth in Section 6.2 or 6.3 hereof, the Borrower or any other Loan Party shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement or any other document or agreement executed by the Borrower or any other Loan Party with or in favor of Agent and any such failure shall continue unremedied for more than thirty (30) days after written notice from Agent to the Borrower of the existence and character of such Event of Default.

6.5	Representations and Warranties; Financial Statements: Any representation or warranty made by any Loan Party under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

6.6	Other Agreements: If (a) the Borrower, any other Loan Party or any material Subsidiary of the Borrower shall default in the payment of any material Indebtedness (other than the Obligations), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (b) the Borrower, any other Loan Party or any material Subsidiary of the Borrower shall default in the performance of any other agreement or condition relating to any material Indebtedness (other than the Obligations), resulting in a right by the holder or holders of such Indebtedness (or a trustee or Agent on behalf of such holder or holders), whether or not exercised, to accelerate the maturity of such Indebtedness.

6.7	Insolvency: (a) The Borrower, measured on a consolidated basis shall become insolvent or be unable to pay its debts as they mature, or (b) the Borrower or any Subsidiary shall: (i) make an assignment for the benefit of creditors or to an Agent authorized to liquidate any substantial amount of its properties and assets; (ii) file a voluntary petition in Bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iii) file an answer admitting the material allegations of an involuntary petition relating to Bankruptcy or reorganization or join in any such petition; (iv) become or be adjudicated a Bankrupt; (v) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vi) in an involuntary proceeding, any receiver, custodian or trustee shall have been appointed for all or a substantial part of the Borrower’s or such other Loan Party’s properties, assets or businesses and shall not be discharged within thirty (30) days after the date of such appointment.

6.8	Execution: Any writ of execution or attachment or any judgment lien relating to a judgment or judgments in an aggregate amount of $2,000,000 or more shall be issued against any property of any Loan Party and shall not be discharged or bonded against or released within thirty (30) days after the issuance or attachment of such writ or lien.

6.9	Suspension: The Borrower or any Subsidiary shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower’s or such Subsidiary’s business as now conducted.

6.10	Material Adverse Change: If there occurs a Material Adverse Change.

6.11	Change in Ownership: Excluding any transaction in the capital stock of Borrower held by Persons who are not Affiliates of Borrower, there shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, of more than 10% of the capital stock of Borrower issued and outstanding immediately prior to such sale, transfer, disposition or encumbrance.

6.12	Judgments: One or more non interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $2,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) consecutive days after the entry thereof.

6.13	Other Judgments: Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary that does or could reasonably be expected to have a Material Adverse Change, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 7
REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, Agent may (or shall if directed by the Required Lenders) without demand and only upon such notice as may be required by law:

7.1	Acceleration: Declare any or all of the Borrower’s Obligations owing to the Lenders, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

7.2	Cease Extending Credit: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into among the Borrower, Agent and the Lenders.

7.3	Termination: Terminate this Agreement as to any future obligation of the Agent or Lenders without affecting the Borrower’s obligations to the Agent and Lenders or the Agent’s and Lenders’ rights and remedies under this Agreement or under any other document, instrument or agreement.

7.4	Letters of Credit: Require the Borrower to pay immediately to Agent, for the benefit of the Lenders, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to Agent which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Lenders shall be repaid to the Borrower without interest.

7.5	Non-Exclusivity of Remedies: Exercise one or more of Agent’s or Lenders’ rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Lenders, or otherwise.

SECTION 8
AGENT

8.1	Appointment, Authority and Duties of Agent.

8.1.1	Appointment and Authority. Each Lender appoints and designates Bank of the West as Agent under all Loan Documents. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party for the benefit of Lenders. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting Agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document;; and (c) take any Enforcement Action or otherwise exercise any rights or remedies under any Loan Documents, Applicable Law or otherwise. The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Lender, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determination and judgment, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

8.1.2	Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

8.1.3	Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

8.1.4	Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 10.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

8.2	Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

8.3	Action Upon Default. Agent shall not be deemed to have knowledge of any Event of Default, or of any failure to satisfy any conditions in Section 3, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of an Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other dispositions of any collateral, or to assert any rights relating to any collateral.

8.4	Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 2.7.2, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 2.7.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 2.3.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.

8.5	Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

8.6	Limitation on Responsibilities of Agent. Agent shall not be liable to any Lender for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party or Lender of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Lenders with respect to any Obligations, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any collateral, or the validity, extent, perfection or priority of any lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Event of Default, the observance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

8.7	Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default exists) Borrower. If no successor Agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor Agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 8.5 and 10.2. Notwithstanding any Agent’s resignation, the provisions of this Section 8 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of the West by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Lender or Loan Party.

8.8	Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Advances and participate in LC Obligations hereunder. Each Lender has made such inquiries as it feels necessary concerning the Loan Documents and Loan Parties. Each Lender acknowledges and agrees that the other Lenders have made no representations or warranties concerning any Loan Party or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon any other Lender, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Advances and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or properties of any Loan Party (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

8.9	Remittance of Payments and Collections.

8.9.1	Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Pacific Time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Pacific Time) on such day, and if request is made after 11:00 a.m. (Pacific Time), then payment shall be made by 11:00 a.m. (Pacific Time) on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

8.9.2	Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Alternate Base Rate Advances. In no event shall Borrower be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 2.3.

8.9.3	Recovery of Payments. If Agent pays an amount to a Lender in the expectation that a related payment will be received by Agent from a Loan Party and such related payment is not received, then Agent may recover such amount from the Lender. If Agent determines that an amount received by it must be returned or paid to a Loan Party or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

8.10	Individual Capacities. As a Lender, Bank of the West shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of the West in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, act as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Lender. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Loan Parties and their Affiliates (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Lender.

8.11	Titles. Each Lender, other than Bank of the West, that is designated by Bank of the West as an “Arranger,” “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Lender.

8.12	No Third Party Beneficiaries. This Section 8 is an agreement solely among Lenders and Agent, and shall survive full payment of the Obligations. This Section 8 (other than Section 8.7 and the following sentence) does not confer any rights or benefits upon Borrower or any other Person. As among Borrower, Agent and Lenders, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 9
BENEFIT OF AGREEMENT; ASSIGNMENTS

9.1	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, Lenders, and their respective successors and assigns, except that (a) Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 9.3. Agent may treat the Person which made any Advance as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 9.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

9.2	Participations.

9.2.1	Permitted Participants; Effect. Subject to Section 9.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Advances and Line of Credit Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.9 unless Borrower agrees otherwise in writing.

9.2.2	Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Advance or Line of Credit Commitment in which such Participant has an interest, postpones the Expiration Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Advance or Line of Credit Commitment, or releases any Borrower or Guarantor or substantially all collateral, if any, securing the repayment of the Obligations. For the avoidance of doubt, Borrower shall have no obligation to confirm that a Participant’s consent has been obtained with respect to any amendment, waiver or other modification, and Borrower shall be entitled to rely solely upon the Lenders that are required to approve any such amendment, waiver or modification.

9.2.3	Benefit of Set-Off. Borrower agrees that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 8.4 as if such Participant were a Lender.

9.3	Assignments.

9.3.1	Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is based on the transferor Lender’s Pro Rata share of the Obligations (unless otherwise agreed by Agent in its discretion) and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of those amounts; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

9.3.2	Effect; Effective Date. Upon delivery to Agent of an Assignment and Acceptance and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the Assignment and Acceptance, if it complies with this Section 9.3.2. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 2.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

9.3.3	Certain Assignees. No assignment or participation may be made to Borrower, Affiliate of Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

9.3.4	Register. Agent, acting as a non-fiduciary agent of Borrower (solely for tax purposes), shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Line of Credit Commitments of, and the Advances, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders shall treat each lender recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by Borrower or any Lender, from time to time upon reasonable notice.

9.4	Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower may, by notice to such Lender within 90 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 10 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 10
MISCELLANEOUS

10.1	Consents, Amendments and Waivers.

10.1.1	Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of an Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Loan Party party to such Loan Document; provided, however, that

(i)	without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(ii)	without the prior written consent of the Swingline Lender, no modification shall be effective with respect to Swingline Loans, Section 2.1.13 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Swingline Lender;

(iii)	without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.2 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(iv)	without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (a) increase the Line of Credit Commitment of such Lender; (b) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 2.3); (c) extend the Expiration Date applicable to such Lender’s Obligations; or (d) amend this clause (iv);

(v)	without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (a) alter Section 2.7.2, or 10.1.1 (except as provided in subclause (d) of clause (iv) of this Section 10.1.1); (b) amend the definition of Pro Rata or Required Lenders; (c) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Loan Party from liability for any Obligations, (d) release all or substantially all collateral, if any, or (e) increase the aggregate Line of Credit Commitments.

10.1.2	Limitations. The agreement of Borrower shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees shall be required for modification of such agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

10.1.3	Payment for Consents. Borrower shall not, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

10.2	Indemnity. Borrower shall indemnify and hold harmless the Indemnitees against any claims that may be asserted against any Indemnitee by any Person other than a Loan Party, in any matter relating to or arising out of, in connection with or as a result of (a) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Advance or any Letter of Credit or any securities filing of, or with respect to, any Loan Party, (b) any commitment letter, proposal letter or term sheet with any Person, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Loan Party or any Affiliate of any Loan Party in connection with any of the foregoing, (c) any actual or prospective investigation, litigation or other proceeding, whether or not any such Indemnitee, any holders of securities or creditors is a party thereto, or (d) any other act, event or transaction related, contemplated in or attendant to any of the foregoing; provided, however, in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

10.3	Amounts Payable on Demand: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, Agent may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under this Agreement in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided hereunder.

10.4	Default Interest Rate: If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to Agent, for the Pro Rata benefit of the Lenders, interest on any Indebtedness or amount payable under this Agreement at a rate which is 2% in excess of the rate or rates then in effect under this Agreement (the “Default Rate”).

10.5	Right of Setoff: To the extent permitted by applicable law, Agent reserves a right of setoff in the Borrower’s accounts with Agent (whether checking, savings, or some other account). This includes all accounts the Borrower holds jointly with someone else and all accounts the Borrower may open in the future. The Borrower authorizes Agent, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts, and, at Agent’s option, to administratively freeze all such accounts to allow Agent to protect Agent’s charge and setoff rights provided in this paragraph.

10.6	Reliance and Further Assurances: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by Agent regardless of any investigation made or information possessed by Agent and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to Agent. The Borrower agrees to execute all documents and instruments and to perform such acts as Agent may reasonably deem necessary to confirm and secure to Agent all rights and remedies conferred upon Agent by this agreement and all other documents related thereto.

10.7	Attorneys’ Fees: The Borrower shall pay to Agent all costs and expenses, including but not limited to reasonable attorneys’ fees, incurred by Agent in connection with the administration, enforcement, including any bankruptcy, at trial and on appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the Indebtedness hereunder.

10.8	Notices: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other.

To the Borrower:	To Agent:
IXYS CORPORATION 1590 Buckeye Drive Milpitas, CA 95035 Attn Nathan Zommer Chief Executive Officer or Uzi Sasson Chief Financial Officer FAX: (408) 715 2503	BANK OF THE WEST San Jose Office (NBO) 95 South Market Street, Suite 100 San Jose, CA 95113 Attn: Terry Switz Vice President and Senior Relationship Manager FAX: (408) 292 4092

10.9	Waiver: Neither the failure nor delay by Agent or Lenders in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

10.10	Conflicting Provisions: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

10.11	Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Line of Credit Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Lender to be a partnership, joint venture or similar arrangement, nor to constitute control of any Loan Party.

10.12	Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee under an Assignment and Acceptance; (g) with the prior written consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrower. As used herein, “Information” means all information received from Borrower or one of its Subsidiaries relating to it or its business that is identified as confidential when delivered. If Agent, a Lender or Issuing Bank is required by Applicable Law or by subpoena or legal process to disclose any of the Information, then such Person will provide Borrower with prompt written notice of such requirement prior to such disclosure and will refrain from such disclosure as long as legally permissible. Borrower may then either seek appropriate protective relief from all or part of such requirement (including confidential treatment of any such disclosure). The parties agree that a breach of the obligations set forth in this Section 10.12 will cause immediate and irreparable harm to Borrower and will entitle Borrower to seek injunctive relief. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

10.13	Jurisdiction: This Agreement, any notes issued hereunder, the rights of the parties hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of New York without regard to conflict of law principles, to the jurisdiction of whose courts the parties hereby submit.

10.14	Waiver Of Jury Trial: EACH OF THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, AND THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR TRANSACTION BETWEEN THE PARTIES.

10.15	Judicial Reference Provision: In the event the above Jury Trial Waiver is unenforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Agreement or any other document, instrument or transaction between the parties (each, a “Claim”), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure, or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be the Superior Court in the County where real property involved in the action, if any, is located, or in a County where venue is otherwise appropriate under law (the Court). The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder.

The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of New York, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted, will be a reference hereunder. AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY.

10.16	Counterparts: This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

10.17	Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

10.18	Entire Agreement and Amendments: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby. This Agreement may be amended only by an instrument in writing signed by the Borrower and Agent.

[Signature to follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

ADMINISTRATIVE AGENT:	BORROWER:
BANK OF THE WEST BY: /s/ Sidney Jordan	IXYS CORPORATION BY: /s/ Uzi Sasson

NAME: Sid Jordan, Managing Director	NAME: Uzi Sasson, President

SYNDICATION AGENT:

KEYBANK NATIONAL ASSOCIATION

BY: /s/ Geoff Smith
NAME: Geoff Smith

LENDER:	LENDER:
COMERICA BANK BY: /s/ Robert Shutt	MUFG UNION BANK, N.A. BY: /s/ J. William Bloore

NAME: Robert Shutt, SVP	NAME: J. William Bloore, Managing Director

Exhibit A
to Credit Agreement
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Revolving Credit Agreement dated as of November 20, 2015, as amended (“Credit Agreement”), among IXYS CORPORATION (the “Borrower”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and BANK OF THE WEST as Agent for Lenders (in such capacity, “Agent”). Terms are used herein as defined in the Credit Agreement.

[      —      ] (“Assignor”) and [      —      ] (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $[      —      ] of Assignor’s outstanding Line of Credit Advances and $[      —      ] of Assignor’s participations in LC Obligations, and (b) the amount of $[      —      ] of Assignor’s Line of Credit Commitment (which represents [      —      ]% of the total Line of Credit Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Line of Credit Commitment is $[      —      ], and the outstanding balance of its Line of Credit Advances and participations in LC Obligations is $[      —      ]; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Credit Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.

Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.

Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of       .

(“Assignee”)

By—

Title:

(“Assignor”)

By—

Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:

BORROWER:*

By—

Title:

• No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender, or if an Event of Default exists.

BANK OF THE WEST,
as Agent

By—

Title:

BANK OF THE WEST,

as Swingline Lender

By—

Title:

BANK OF THE WEST,

as Issuing Bank

By—

Title:

EXHIBIT B
Form of Contingent Collateral Agreement

[Note: See Exhibit 10.2 of Form 8-K]EXHIBIT C
Form of Notice of Negative Pledge

This document prepared by
and after recording return to:

Terry Switz
Bank of the West
95 South Market Street, Suite 100
San Jose, California 95113

NOTICE OF NEGATIVE PLEDGE

THIS NOTICE OF NEGATIVE PLEDGE is made as of November 20, 2015, by and between BANK OF THE WEST, in its capacity as Agent for the Lenders, having an office at 95 South Market Street, Suite 100, San Jose, California 95113 (together with its successors, assigns or participants, the “Agent”), and [      ], a [      ] corporation, having its principal place of business at [      ] (the “Pledgor”).

Pursuant to that certain Revolving Credit Agreement dated as of November 20, 2015 (the “Credit Agreement”), by and between Pledgor, Agent, and the financial institutions party to the Credit Agreement from time to time as lenders (collectively, the “Lenders”), the Pledgor has agreed that it shall not create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction, or other security interest of any kind upon any property or assets of any character (including personal property and real property), whether now owned or hereafter acquired, or upon the income or profits therefrom, except those in favor of Agent and those otherwise permitted by Agent in writing. Any violation of these restrictions will be a breach of the Credit Agreement.

The restrictions set forth above relating to real property apply to the Pledgor’s property in the [      ], which is more fully described in Exhibit A attached hereto.

This Notice of Negative Pledge expires November 20, 2017 and shall be void and without effect after such date.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Negative Pledge on the date first set forth above.

“THE PLEDGOR”

[      ]

By:
Name:
Title:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	) ) SS.
COUNTY OF )

On	, before me,

Date	Name And Title Of Officer (e.g. “Jane Doe, Notary Public”)
personally appeared		,

Name of Signer(s)

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature (Seal)

Exhibit A
Legal Description
[See Attached]

Exhibit D
to
Credit Agreement
COMPLIANCE CERTIFICATE
Annex 1
Line of Credit Commitments
Percentages and Allocations

LENDERS	LINE OF CREDIT COMMITMENT PERCENTAGE	LINE OF CREDIT COMMITMENT ALLOCATIONS

Bank of the West	44.00%	$55,000,000

KeyBank National Association	24.00%	$30,000,000

MUFG Union Bank, N.A.	20.00%	$25,000,000

Comerica Bank	12.00%	$15,000,000

TOTALS	100%	$125,000,000